Exhibit 10.1

ASSET PURCHASE AND LICENSE AGREEMENT

This Asset Purchase and License Agreement (this “Agreement”), dated the 25th day of March, 2005 (the “Effective Date”), is by and among Sunol Molecular Corporation, a Delaware corporation having its principal offices at 2810 North Commerce Parkway, Miramar, Florida 33025-3958 (“Seller”), Tanox, Inc., a Delaware corporation having its principal offices at 10301 Stella Link, Houston, Texas 77025 (“Purchaser”), and solely with respect to the Sections and Articles hereof set forth in Section 15.14 below, Altor Bioscience Corporation, a Delaware corporation having its principal offices at 2810 North Commerce Parkway, Miramar, Florida 33025-3958 (“Altor”).

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WHEREAS, Seller is a drug discovery company with a research and development program evaluating tissue factor antagonists and anti-infective antibodies for the treatment or prevention of cardiovascular diseases, inflammation, cancer, and serious infectious diseases; and

WHEREAS, Purchaser is a biopharmaceutical company specializing in the discovery and development of biotherapeutics based on monoclonal antibody technology for the treatment of asthma, allergy, oncology, inflammation and infectious diseases; and

WHEREAS, Purchaser desires to obtain the assets and technology of Seller comprising its Tissue Factor Antagonist program (hereinafter described), and Seller desires to convey such assets and technology to Purchaser and distribute the proceeds of such sale to its stockholders; and

WHEREAS, Seller contemplates transferring to Altor after the Closing, all or a substantial portion of the remainder of Seller’s assets, business and liabilities, including without limitation the Nonexclusively Licensed Patent Rights and the Licensed Tissue Factor Antagonist Know-How (each as hereinafter defined) (the “Altor Transfer”); and

WHEREAS, Purchaser desires to obtain and Seller desires to convey (and to have Altor convey after the Altor Transfer) to Purchaser a non-exclusive license under the Nonexclusively Licensed Patent Rights and the Licensed Tissue Factor Antagonist Know-How;

NOW, THEREFORE, in consideration of the premises and the mutual promises, covenants and conditions hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Article I

Definitions

When used in this Agreement and unless the context otherwise requires, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party. For purposes of this Section 1.1, “control” shall refer to direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person or, if such Person is

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not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of the management or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

Section 1.2 “Ancillary Agreements” means the Escrow Agreement and the Stockholder and Registration Rights Agreement.

Section 1.3 “Assigned Patent Rights” means, collectively: (i) the patent applications and patents set forth on Schedule 1.3, (ii) foreign counterparts of the patent applications and patents set forth on Schedule 1.3, and (iii) all Patent Rights claiming priority from the patent applications and patents set forth on Schedule 1.3 and the foreign counterparts of such patent applications and patents. Notwithstanding the foregoing, Assigned Patent Rights shall specifically exclude Nonexclusively Licensed Patent Rights.

Section 1.4 “Assumed Contracts” means the Contracts listed on Schedule 1.4.

Section 1.5 “BioCryst Agreement” means that certain Master Agreement dated April 26, 1999, by and between Seller and BioCryst Pharmaceuticals, Inc., as it exists on the date of this Agreement.

Section 1.6 “Active Clinical Trial Agreements” means those Contracts listed under the caption, “Active Clinical Trial Agreements,” in Schedule 1.6.

Section 1.7 “Confidentiality Agreements” means those confidentiality and nondisclosure contracts, agreements, or other arrangements to which Seller (or, as a result of the Altor Transfer, Altor) is a party or may be bound or receive benefits (excluding any Assumed Contracts) related to the Program.

Section 1.8 “Contracts” means all contracts, agreements or other arrangements (excluding any Confidentiality Agreements) to which Seller (or, as a result of the Altor Transfer, Altor) is a party or may be bound or receive benefits and which relate to the Tissue Factor Antagonists or the Program, but not including contracts, agreements, or other arrangements to which Seller is a party which relate to the general operations of Seller’s business.

Section 1.9 “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, possession of the ability and right to transfer and grant rights to Purchaser as provided herein without violating the terms of any agreement with any Third Party existing as of the date of this Agreement.

Section 1.10 “Dow Agreement” means that certain Collaborative Research Agreement dated September 11, 2003, by and between Seller and The Dow Chemical Company (as amended on November 13, 2003 and June 9, 2004), as it exists on the date of this Agreement and as amended from time to time by Seller with Purchaser’s written consent (such consent not to be unreasonably withheld or delayed), provided that such consent shall be deemed automatically given by Purchaser in the event that Purchaser has not responded to Seller’s request for consent within thirty (30) days of such notice.

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Section 1.11 “Encumbrances” means any lien, pledge, hypothecation, charge, or other security interest, in each case, of any kind or nature whatsoever, or any Third Party Contractual Restriction.

Section 1.12 “Escrow Agreement” means the Escrow Agreement to be entered into as of the Closing Date, by and among Seller, Purchaser and Wells Fargo, National Association, as Escrow Agent, in the form set forth on Exhibit A hereto.

Section 1.13 “Excluded Assets” means those assets of the Seller set forth on Schedule 1.13.

Section 1.14 “FDA” means the United States Food and Drug Administration, or any successor thereto.

Section 1.15 “Field Restrictions” means those restrictions described as Field Restrictions in the Side Letter.

Section 1.16 “Good Practices” means compliance in all material respects with the applicable requirements contained in current Good-Laboratory Practices, current Good Clinical Practices and/or current Good Manufacturing Practices regulations as promulgated by the FDA.

Section 1.17 “Governmental Authority” means any federal, state, local or foreign governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court or instrumentality.

Section 1.18 “Indications” means, with respect to a Product, the following indications: acute lung injury (ALI), acute respiratory distress syndrome (ARDS) and/or sepsis, including the sub-indications of community-acquired pneumonia (CAP), severe avian respiratory syndrome (SARS) and avian flu, to the extent such Product has received Regulatory Approval with respect to any of the foregoing indications in the relevant jurisdiction.

Section 1.19 “Know-How” means any information, knowledge, data or materials, including without limitation ideas, inventions, discoveries, developments, trade secrets, concepts, formulas, methods, techniques, processes, procedures, designs, specifications, operating manuals, supplier lists, computer programs, technologies, compositions, formulations, plans, applications, scientific, clinical or technical data or information conceived, memorialized, developed and/or reduced to practice as may be embodied in samples, raw materials, supplies, works-in-process, protocols, notebooks, algorithms, assays, chemical compounds and biological materials (such as antibodies, cell lines, cell banks, RNA, DNA, DNA fragments, organisms, proteins, polypeptides, plasmids, constructs, vectors, in vitro or in vivo models), whether or not proprietary to Seller, which are in the possession of, used by or licensed to Seller, specifically excluding, for the avoidance of doubt, any Patent Rights. Until such time as any patent application has been filed on such inventions, the term “Know-How” shall be deemed to include all inventions disclosed in any draft patent application, draft publication or other unpublished document.

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Section 1.20 “Legal Requirement” means any federal, state, local, municipal, foreign, international or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute, treaty or order.

Section 1.21 “Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements.

Section 1.22 “Licensed Tissue Factor Antagonist Know-How” means all Tissue Factor Antagonist Know-How owned by Seller as of the Effective Date or thereafter (but prior to the Closing Date) which does not constitute Seller Tissue Factor Antagonist Know-How.

Section 1.23 “Material Adverse Effect” means, with respect to Seller, any material adverse effect on or change in (a) the condition (financial or otherwise), properties, assets (including intellectual property rights), liabilities, business, operations, results of operations or prospects of Seller or the Program or (b) the ability of Seller to consummate the Transaction or perform its obligations under this Agreement.

Section 1.24 “Material Assumed Contracts” means those Assumed Contracts listed under the caption, “Material Assumed Contracts,” in Schedule 1.4.

Section 1.25 “Net Sales” means, with respect to a Product, the gross amounts received by Purchaser, its Affiliates or its or their sublicensees in respect of sales or dispositions of Products to Third Parties (or Affiliate end-users), in each case less the following deductions:

(a) Trade, cash and/or quantity discounts actually allowed and taken directly with respect to such sales;

(b) Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the production, delivery, sale or use of the Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);

(c) Freight, insurance and other transportation charges incurred in shipping a Product to Third Parties included and separately stated in the applicable invoice;

(d) Any reasonable and customary chargebacks or rebates, including without limitation, cash, governmental and managed care rebates and hospital or other buying group chargebacks to the extent actually granted;

(e) Amounts repaid or credited to such Third Parties for returned, rejected, recalled or damaged Product; and

(f) Retroactive price reductions imposed by Governmental Authorities or Regulatory Authorities with respect to invoiced amounts.

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Such amounts shall be determined, in a manner consistent with generally accepted accounting principles (GAAP) and the foregoing definition, from the books and records of Purchaser, its Affiliates and/or its or its Affiliates’ sublicensees, maintained in accordance with GAAP.

Any sales of a Product by Purchaser, its Affiliates or its or its Affiliates’ sublicensees to another Affiliate or sublicensee of Purchaser for resale by any of the foregoing shall not result in any Net Sales, but Net Sales will occur upon such other Affiliate’s or sublicensee’s sale of such Product to a Distributor (as defined below) or an independent end-user.

“Distributor” means a Third Party which purchases any Product from Purchaser or any of its Affiliates, or any of its or its Affiliates’ sublicensees, for further resale, but which does not have a sublicense to manufacture, develop, use or sell any Product.

Section 1.26 “Nonexclusively Licensed Patent Rights” means: (i) the patent applications and patents set forth on Schedule 1.26, (ii) foreign counterparts of the patent applications and patents set forth on Schedule 1.26, and (iii) all Patent Rights claiming priority from the patent applications and patents set forth on Schedule 1.26 and the foreign counterparts of such patent applications and patents. Notwithstanding the foregoing, Nonexclusively Licensed Patent Rights shall specifically exclude Assigned Patent Rights.

Section 1.27 “Party” means any of Purchaser, Seller or Altor; “Parties” means Purchaser, Seller and Altor.

Section 1.28 “Patent Rights” means any United States or foreign patent, patent application or provisional application, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

Section 1.29 “Person” means any natural person or any corporation, company, partnership, joint venture, firm, unincorporated association or other entity or body.

Section 1.30 “Product” means a pharmaceutical product containing the monoclonal antibody known by Seller as cH36 or a humanized version of cH36.

Section 1.31 “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Section 1.32 “Program” means Seller’s research and development of Tissue Factor Antagonists.

Section 1.33 “Purchaser Claim” shall have the meaning set forth in the Escrow Agreement.

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Section 1.34 “Regulatory Application” means any application or filing for a Regulatory Approval, including without limitation any Investigational New Drug (IND) application, Biologic License Application (BLA), or New Drug Application (NDA).

Section 1.35 “Regulatory Approval” means any approval, consent, order, registration, license or authorization from any Regulatory Authority required for the manufacture, development, commercialization, storage or transport of a Tissue Factor Antagonist in any regulatory jurisdiction.

Section 1.36 “Regulatory Authority” means a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, importation, promotion, marketing or sale of a product in a country or territory.

Section 1.37 “Release Date” means the third anniversary of the Closing Date.

Section 1.38 “Securities Act” means the Securities Act of 1933, as amended.

Section 1.39 “Seller Tissue Factor Antagonists” means all Tissue Factor Antagonists owned by Seller as of the Effective Date or thereafter (but prior to or on the Closing Date), including but not limited to those molecules referred to by Seller as H36 (mouse anti-tissue factor monoclonal antibody), cH36 (chimeric anti-tissue factor monoclonal antibody IgG4), hOAT (humanized anti-tissue factor monoclonal antibody IgG1), and hFAT (humanized anti-tissue factor monoclonal antibody IgG4) (including their derived fragments, encoding nucleic acids, expression vectors and plasmids, and hybridomas and production cell lines for producing same), and 57-5F, 57-6A, Sarco-C, Sarco-E, FAU-1 and FAU-2.

Section 1.40 “Seller Tissue Factor Antagonist Know-How” means all Tissue Factor Antagonist Know-How owned by Seller as of the Effective Date or thereafter (but prior to or on the Closing Date) and that is used or has been used or is held for use by Seller primarily in the design, research, development, manufacture, operation, clinical testing, commercialization, sale and/or other use of a Tissue Factor Antagonist.

Section 1.41 “Shareholders” means all of the shareholders of the Seller on the Closing Date.

Section 1.42 “Side Letter” means that certain side letter between Seller and Purchaser dated even date herewith, which is incorporated herein by this reference.

Section 1.43 “Stockholder and Registration Rights Agreement” means the Stockholder and Registration Rights Agreement to be entered into as of the Closing Date, by and among Seller, Purchaser and the Shareholders, in the form set forth on Exhibit B hereto.

Section 1.44 “Territory” means all countries and territories of the world.

Section 1.45 “Third Party” means any Person other than a Party or any of its Affiliates.

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Section 1.46 “Third Party Contractual Restriction” means, with respect to any Asset, any of the following that is in effect as of the Effective Date or thereafter (but prior to the Closing Date): a license granted to a Third Party with respect to such Asset; an option to purchase or license such Asset granted to a Third Party; a covenant not to compete contained in an Assumed Contract related to such Asset; a covenant not to sue contained in an Assumed Contract related to such Asset; or a restriction on Seller’s right to exploit such Asset. Notwithstanding the foregoing, Third Party Contractual Restrictions shall not include any license granted under a Contract solely for the performance of such Contract by or on behalf of a Third Party or, with respect to any Active Clinical Trial Agreement or Clinical-Related and Other Research Agreement, any publication rights granted therein.

Section 1.47 “Tissue Factor Antagonist” means the physical embodiment of any molecule (including without limitation small molecules and antibodies, their derived fragments, encoding nucleic acids, expression vectors and plasmids, and hybridomas and production cell lines for producing same) that is capable of binding to or otherwise suppressing or inhibiting the activity of a tissue factor protein. Notwithstanding the foregoing, Tissue Factor Antagonists shall specifically exclude “Factor VIIa” and “Factor Xa” protease active-site inhibitors and any anti-Stx (anti-Shiga toxin) antibodies and anti-staph antibodies.

Section 1.48 “Tissue Factor Antagonist Know-How” means all Know-How, whether patentable or otherwise, that is used or has been used or is held for use in the design, research, development, manufacture, operation, clinical testing, commercialization, sale and/or other use of a Tissue Factor Antagonist or relates to a Tissue Factor Antagonist. Notwithstanding the foregoing, Tissue Factor Antagonist Know-How shall specifically exclude Know-How related primarily to “Factor VIIa” or “Factor Xa” protease active-site inhibitors or any anti-Stx (anti-Shiga toxin) antibodies or anti-staph antibodies.

Section 1.49 “Transaction” means the purchase and sale of the Assets and the licenses of the Nonexclusively Licensed Patent Rights, the Licensed Tissue Factor Antagonist Know-How, and the Seller Tissue Factor Antagonist Know-How, in each case as contemplated by this Agreement.

Section 1.50 Additional Definitions. Each of the following definitions is set forth in the section or Article, as applicable, of this Agreement indicated below (in addition, additional terms are defined in the Schedules hereto):

Definitions	Section
Agreement	Introductory Paragraph
ALI Study	11.5(a)
Altor	Introductory Paragraph
Assets	2.1
Bill of Sale and Assignment and Assumption Agreement	5.2(a)
Cash Purchase Price	6.1
Closing	5.1

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Definitions	Section
Closing Date	5.1
Closing Shares	6.2
Common Stock	6.2
Competitive Activity	11.4(a)
Confidential Informaton	11.3
Distributor	1.25
Effective Date	Introductory Paragraph
Escrow Agent	6.2
Field Restrictions	Side Letter
Holdback Shares	6.2
Indemnity Basket	14.5(c)
License	3.1
Losses	14.1
Nonassignable Contract	11.11
Purchaser	Introductory Paragraph
Purchaser Consents	9.2
Purchaser Indemnified Parties	14.2
Restricted Parties	11.4(a)
SEC	9.4(a)
SEC Financial Statements	9.4(b)
SEC Reports	9.4(a)
Seller	Introductory Paragraph
Seller Consents	7.2
Seller Disclosure Schedule	Article VII
Seller Distribution	7.10
Seller Indemnified Parties	14.1
Shares	6.2
Termination Date	13.1(c)
Transition Services Agreement	4.1

Article II

Asset Purchase

Section 2.1 Purchase and Sale. Upon and subject to the terms and conditions hereof, at the Closing, Seller shall sell, transfer and assign to Purchaser, and Purchaser shall purchase and acquire from Seller, all right, title and interest in and to the following assets and rights owned by Seller as of the date of this Agreement or the Closing Date (such assets, collectively, the “Assets”), including without limitation those items set forth in Schedule 2.1:

(a) All Seller Tissue Factor Antagonists;

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(b) All Seller Tissue Factor Antagonist Know-How;

(c) All Assigned Patent Rights and all patent files and all correspondence or other documents related to the Assigned Patent Rights, including all correspondence of patent attorneys (U.S. or foreign) working on behalf of Seller regarding such Assigned Patent Rights (which files, correspondence and documents may be redacted by Seller to remove information not related to the Assigned Patent Rights or the Program);

(d) All consents, permits, licenses, approvals, orders or authorizations of, or registration, declarations or filings, with any Governmental Authority, including without limitation all Regulatory Applications and Regulatory Approvals, that are primarily related to any Tissue Factor Antagonist, in each event, to the extent that the foregoing are transferable by Seller to Purchaser;

(e) All pre-clinical and clinical and/or regulatory materials that are primarily related to the Tissue Factor Antagonists, including toxicological, pharmacological, statistical or clinical study designs, protocols, investigator brochures, documentation, raw data, batch records, data tables, data files and summaries, including without limitation all reports or summaries of all data, records and documents resulting from pre-clinical studies or clinical trials, with respect to any Tissue Factor Antagonist, which results from or arises out of research studies, clinical or non-clinical studies conducted with respect to any Tissue Factor Antagonist by or on behalf of or in conjunction with Seller;

(f) All of Seller’s rights in, to and under the Assumed Contracts and the benefits of the Confidentiality Agreements (as set forth in Section 11.8, below), it being acknowledged by Purchaser that (i) with respect to any Assumed Contract which is not a Material Assumed Contract and for which any Seller Consent is required for the assignment of such Assumed Contract to Purchaser, then the inclusion of such Assumed Contract in the Assets shall be subject to obtaining such Seller Consent, which Seller shall use commercially reasonable efforts to obtain, and (ii) with respect to any Assumed Contract which constitutes an Active Clinical Trial Agreement, Seller’s rights in, to and under such Assumed Contract shall not be transferred to Purchaser until such time as Purchaser has effectuated the transfer of the Investigational New Drug application, or otherwise filed a new application, pursuant to Section 11.7, below;

(g) All books, files, papers, correspondence, databases, information systems, programs, software, documents, records and documentation thereof primarily related to any of the Assets, or primarily used in the conduct of the Program, on whatever medium, except generally and commercially available information systems, programs and documents;

(h) All original laboratory notebooks and reports solely related to research, development, manufacture or commercialization by or on behalf of Seller of any Tissue Factor Antagonist, Seller Tissue Factor Antagonist Know-How or other Asset, and copies of those pages of all other laboratory notebooks and reports that primarily relate to the research, development, manufacture or commercialization of any Tissue Factor Antagonist, Tissue Factor Antagonist Know-How or other Asset, in each case, whether such research, development, manufacture or commercialization, as applicable, was conducted in-house or by a Third Party in collaboration with Seller; and

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(i) Subject to Section 11.9, all milestone, royalty, or other similar payments due or payable to Seller as of the Closing Date or thereafter relating to the licensing of any of the Assigned Patent Rights, Seller Tissue Factor Antagonist, or any Tissue Factor Antagonist Know-How (to the extent that such payments are due or payable in connection with the research, development, or commercialization of Tissue Factor Antagonists).

Section 2.2 No Encumbrances. Seller shall deliver good and valid title to the Assets to Purchaser, free and clear of any lien, pledge, hypothecation, charge or other security interest at the time of transfer.

Section 2.3 Materials Under Assumed Contracts. Upon assignment of an Assumed Contract to Purchaser hereunder, Seller shall provide to Purchaser copies of those books, files, documents, records, laboratory notebooks, databases, reports, and other documentation and materials (if any) that embody the Tissue Factor Antagonists and/or Tissue Factor Antagonist Know-How (if any) in Seller’s possession that were licensed to Seller under such Assumed Contract.

Section 2.4 Costs. All costs associated with the transfer of possession, delivery, preparation and assignment of the Assets to Purchaser shall be borne by Seller, excluding the following costs, which shall be borne by Purchaser: (a) those costs described in Section 11.1, (b) those costs described in Schedule 2.4 or in the Side Letter, and (c) any other costs that the Parties, prior to the Closing Date, mutually agree in writing shall be borne by Purchaser.

Section 2.5 No Assumed Liabilities. Purchaser shall not assume nor shall Purchaser be deemed to have assumed or be liable or responsible for any Liability of Seller or any Affiliate of Seller, except that Purchaser shall assume all Liabilities accruing on or after the Closing Date under the Assumed Contracts.

Section 2.6 Excluded Assets. Seller does not, and shall not, sell, transfer or assign any assets to Purchaser other than the Assets. Without limiting the foregoing, Seller does not, and shall not, sell, transfer or assign to Purchaser any Excluded Assets.

Article III

Grant of Licenses

Section 3.1 Grant of License. Seller hereby grants to Purchaser, effective as of the Closing Date, a royalty-free, perpetual and non-exclusive license (subject to the Field Restrictions) under the Nonexclusively Licensed Patent Rights to research, develop, manufacture, commercialize and/or otherwise use the Tissue Factor Antagonists and other Assets transferred by Seller to Purchaser hereunder and for no other purpose (the foregoing license, the “License”), and to assign or sublicense such License to any Third Party. Such License shall remain in full force and effect until the expiration of the last to expire of any issued and valid patent comprising a Nonexclusively Licensed Patent Right.

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Section 3.2 Patent Filings. Seller will have exclusive responsibility for the preparation, filing, prosecution and maintenance of the Nonexclusively Licensed Patent Rights. Should Seller wish to abandon or otherwise abbreviate the term of any Nonexclusively Licensed Patent Right, Seller shall provide Purchaser with written notice of its intention at least sixty (60) days prior to said abandonment or termination, so that Purchaser may, in its sole discretion, assume the responsibility for the preparation, filing, prosecution and maintenance, as applicable, of such particular Patent Right, in which event Seller shall reasonably cooperate with Purchaser in such preparation, filing, prosecution and maintenance at its own expense.

Section 3.3 Dow Agreement. In consideration for the grant of license to Purchaser under Section 3.1, Purchaser hereby grants to Seller, effective as of the date on which Seller obtains The Dow Chemical Company’s consent to provide Purchaser with the reports described in Section 11.9 below, a royalty-free, non-exclusive, assignable (to Altor), and sublicensable license to make, have made or use the hOAT Antibody (as defined in the Dow Agreement) for the sole purpose of exercising the rights and performing the obligations of Seller under the Dow Agreement. Upon the earlier of the completion of the studies contemplated by the Dow Agreement or the expiration or termination of the Dow Agreement, the license under this Section 3.3 shall immediately terminate and be of no further force and effect.

Section 3.4 Cross-Licenses to Certain Know-How.

(a) License to Purchaser Under Certain Tissue Factor Antagonist Know-How. Seller hereby grants, and agrees to grant, to Purchaser, effective as of the Closing Date, a perpetual, irrevocable, worldwide, non-exclusive, fully-paid up, royalty free, non-transferable (except as set forth in Section 15.2) license, with the right to sublicense in accordance with Section 3.4(c) below, to make and have made, use, sell, offer to sell, or import, reproduce, distribute, display and otherwise make available (subject to Section 3.4(c)), prepare derivatives based upon and otherwise modify, and otherwise practice, commercialize and exploit (in connection with research and development activities, products, services or otherwise), Licensed Tissue Factor Antagonist Know-How, solely for purposes of the design, research, development, manufacture, operation, clinical testing, commercialization, sale and/or other use of Tissue Factor Antagonists. After the Closing Date, in conjunction with the delivery of Assets to Purchaser hereunder, Seller shall provide to Purchaser copies of books, files, documents, records, laboratory notebooks, databases, reports, and other documentation and materials embodying any Licensed Tissue Factor Antagonist Know-How.

(b) License to Seller Under Seller Tissue Factor Antagonist Know-How. Purchaser hereby grants, and agrees to grant, to Seller, effective as of the Closing Date, a perpetual, irrevocable, worldwide, non-exclusive, fully-paid up, royalty free, non-transferable (except as set forth in Section 15.2) license, with the right to sublicense in accordance with Section 3.4(c) below, to make and have made, use, sell, offer to sell, or import, reproduce, distribute, display and otherwise make available (subject to Section 3.4(c)), prepare derivatives based upon and otherwise modify, and otherwise practice, commercialize and exploit (in connection with research and development activities, products, services or otherwise), the Seller Tissue Factor Antagonist Know-How (other than Seller Tissue Factor Antagonist Know-How that is related solely to the Tissue Factor Antagonists), solely outside of the field of Tissue Factor Antagonists. Seller may retain copies of books, files, documents, records, laboratory notebooks,

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databases, reports, and other documentation and materials embodying any Seller Tissue Factor Antagonist Know-How (other than Seller Tissue Factor Antagonist Know-How that is related solely to the Tissue Factor Antagonists).

(c) Sublicense Rights. Each of Seller and Purchaser may sublicense the rights granted to it in Sections 3.4(a) and 3.4(b), as applicable, to Affiliates and Third Parties, provided that each such Third Party or Affiliate, as applicable, is bound in writing by confidentiality obligations with respect to the other Party’s Confidential Information that are no less restrictive than the confidentiality obligations of this Agreement.

Article IV

Transition Services

Section 4.1 Transition Services. Following the Closing Date, Seller shall perform certain transition services for Purchaser as generally described, and for the consideration set forth, in the form of transition services agreement attached hereto as Exhibit E hereof (the “Transition Services Agreement”).

Section 4.2 License-Back to Seller. Purchaser hereby grants to Seller, effective as of the Closing Date, a royalty-free, non-exclusive, non-sublicensable license to make, have made, use, import, research and develop the Assets solely for purposes of performing its obligations under the Transition Services Agreement.

Article V

Closing and Closing Deliveries

Section 5.1 Closing; Time and Place. The closing of the Transaction (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, New York, New York, at 10:00 A.M. local time on the day on which all of the conditions to closing set forth in Article XII are satisfied or waived (other than conditions that are intended to be satisfied at the Closing), which the Parties hereto intend shall be March 31, 2005, or at such other date, time or place as the Parties may agree (the “Closing Date”).

Section 5.2 Deliveries by Seller. At the Closing, Seller shall (i) take all steps necessary to place Purchaser in actual possession and operating control of the Program and the Assets, except to the extent Purchaser and Seller shall have agreed to a transition plan for transferring such Assets, in which case, Seller shall comply with such plan, and (ii) deliver the following items, duly executed by Seller as applicable, all of which shall be in a form and substance reasonably acceptable to Purchaser and Purchaser’s counsel:

(a) Bill of Sale and Assignment and Assumption Agreement. Bill of Sale and Assignment and Assumption Agreement covering all of the applicable Assets, substantially in the form attached hereto as Exhibit C (the “Bill of Sale and Assignment and Assumption Agreement”);

(b) Patents. Patent assignment covering all Assigned Patent Rights, in the form of Exhibit D hereto;

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(c) Documents of Title. Documents of title relating to the Assets, if any;

(d) Certificate of Representations and Warranties and Shareholder Approval. A Certificate executed on behalf of Seller by its President, certifying (i) the matters in Section 12.1(a) and (ii) that the shareholders of Seller have approved or are not required to approve this Agreement and the Transaction in accordance with Section 12.1(f);

(e) Consents. Subject to Section 2.1(f), above, and Section 11.11, below, all Seller Consents;

(f) Other Agreements. Each of the Ancillary Agreements and the Transition Services Agreement;

(g) Certified Organizational Documents and Resolutions. Certified copies of (1) the certificate of incorporation and bylaws of Seller and (2) the resolutions of the Board of Directors of Seller and, if required, the Shareholders of Seller ratifying, approving and consenting to the execution of this Agreement and the Ancillary Agreements by Seller and the consummation of the Transaction;

(h) Certificate of Good Standing. Seller’s certificate of good standing in the State of Delaware; and

(i) Further Assurances. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Assets (in each case in a form reasonably required and requested in writing by Purchaser) duly executed by the appropriate Parties in accordance with the terms hereof to consummate the Transaction, and to vest in Purchaser and its successors and assigns full, complete, absolute, legal and equitable title to the Assets and rights to the licenses described in Article III, free and clear of any lien, pledge, hypothecation, charge, or other security interest. Seller shall take (or cause to be taken) reasonable steps necessary to deliver the Assets to Purchaser.

Section 5.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller (except as otherwise provided below) the following items, duly executed by Purchaser as applicable, all of which shall be in a form and substance reasonably acceptable to Seller and Seller’s counsel:

(a) Cash Purchase Price. The Cash Purchase Price in immediately available funds by wire transfer in accordance with Section 6.1.

(b) Share Certificates. One share certificate to Seller for the Closing Shares, and one share certificate to the Escrow Agent (as defined below) for the Holdback Shares;

(c) Certificate of Representations and Warranties. A Certificate executed on behalf of Purchaser by its President, certifying the matters in Section 12.2(a);

(d) Other Agreements. Each of the Ancillary Agreements and the Transition Services Agreement;

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(e) Certified Organizational Documents and Resolutions. Certified copies of (1) the certificate of incorporation and bylaws of Purchaser and (2) the resolutions of the Board of Directors of Purchaser and, if required, the shareholders ratifying, approving and consenting to the execution of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the Transaction;

(f) Consents. All Purchaser Consents;

(g) Certificate of Good Standing. Purchaser’s certificate of good standing in the State of Delaware; and

(h) Further Assurances. Such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to vest in Seller and its successors and assigns full, complete, absolute, legal and equitable right to the licenses described in Article III, free and clear of any lien, pledge, hypothecation, charge, or other security interest.

Article VI

Consideration for Transfer

Subject to the terms and conditions of this Agreement, as full consideration for (i) the sale, assignment, transfer and delivery of the Assets by Seller to Purchaser and (ii) the license granted by Seller to Purchaser under Section 3.1 and Section 3.4(a), Purchaser shall deliver to Seller the amounts and shares set forth in this Article VI.

Section 6.1 Initial Payment. Subject to the terms and conditions of this Agreement, Purchaser shall pay to Seller, on the Closing Date, Six Million Dollars ($6,000,000) (“Cash Purchase Price”) in immediately available funds, wired to an account designated by Seller in writing at least one business day prior to the Closing

Section 6.2 Equity Issuance. Purchaser shall deliver to Seller at the Closing a certificate representing Five Hundred Twenty-Five Thousand (525,000) shares (the “Closing Shares” and, together with the Holdback Shares, the “Shares”) of the Purchaser’s Common Stock, $.01 par value (“Common Stock”). As security for the indemnification obligations of Seller set forth in this Agreement, at the Closing, Purchaser shall place in escrow with Wells Fargo, National Association (the “Escrow Agent”), a certificate representing Two Hundred Seventy Five Thousand (275,000) shares of Common Stock (collectively, the “Holdback Shares”), naming Seller as the holder of the Holdback Shares. The Holdback Shares shall be delivered by the Purchaser to the Escrow Agent at the Closing, shall be held by the Escrow Agent pursuant to the terms of the Escrow Agreement, and shall be delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

Section 6.3 Royalties. Purchaser shall pay royalties to Seller on Net Sales of Product sold for the treatment of any of the Indications, in the amount of 1% on that portion of such Net Sales that exceeds One Hundred Million Dollars ($100,000,000) but is less than Five Hundred Million Dollars ($500,000,000) in any calendar year, and 2% on that portion of such Net Sales that equals or exceeds Five Hundred Million Dollars ($500,000,000) in any calendar year. Purchaser shall use commercially reasonable efforts to accurately track the indications for which Products are sold.

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(a) Reports; Payments. Purchaser shall deliver to Seller, within sixty (60) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Products for the Indications that are subject to royalty obligations to Seller under this Section 6.3 for such calendar quarter. Such quarterly reports shall indicate (x) Net Sales for treatment of the Indications on a Product-by-Product basis and (y) the calculation of royalties owed to Seller from such Net Sales. Such written accounting shall also be accompanied by the related royalty payment. In addition to and without limiting the foregoing, Purchaser shall deliver to Seller, within sixty (60) days after the end of each calendar year during which any Products are sold, a reasonably detailed written accounting of Net Sales of Products for the Indications during such calendar year, irrespective of whether such Net Sales are subject to royalty obligations to Seller under this Section 6.3 for such calendar year.

(b) Records and Audits. Purchaser shall keep, and shall require its Affiliates and its and its Affiliates’ sublicensees to keep, complete and accurate records for at least four (4) years from the date of the transactions underlying such records relating to Net Sales of Products and other information relevant to calculating payments owed to Seller hereunder. For the sole purpose of verifying payments paid or payable to Seller, Seller shall have the right no more than once each calendar year at Seller’s expense to retain an independent certified public accountant selected by Seller and reasonably acceptable to Purchaser, to review such records in the location(s) where such records are maintained by Purchaser, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. For purposes of this Section 6.3 (b), Seller’s regular audit accountants are not deemed acceptable to Purchaser. The accountant’s determination of whether the payments made to Seller were accurate and/or whether additional amounts are payable to Seller shall be made available to Seller. If the review reflects an underpayment to Seller, such underpayment shall be promptly remitted to Seller. If the underpayment is equal to or greater than ten percent (10%) of the royalties that were otherwise due under this Section 6.3, Purchaser shall pay all of the reasonable costs of such review, plus interest as described in clause (d) below. If the review reflects an overpayment to Seller, the amount of such overpayment shall be promptly refunded to Purchaser by Seller.

(c) Currency. All dollar ($) amounts specified in this Agreement are United States dollar amounts

(d) Late Payments. If any payments due to Seller are not made on or before the specified due date, Purchaser shall pay interest on the outstanding amounts until paid in full, to the extent permitted by applicable law, in an amount equal to the average of the prime rate, as reported by The Wall Street Journal (Western Edition) over the period during which such payment is overdue, plus three percent (3%)

(e) Currency and Method of Translation. All payments under this Agreement shall be made in United States dollars by transfer to such bank account as Seller may designate from time to time. Any royalties due hereunder with respect to amounts in currencies other than United States dollars shall be payable in their United States dollar equivalents. The United States

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dollar equivalent shall be calculated for each currency using the foreign exchange rates that are used in the then Purchaser’s official currency conversion system, which system is qualified under GAAP and used regularly by Purchaser in similar agreements with third parties and explained in reasonable detail to Seller.

(f) Tax Withholding. The Parties shall use all commercially reasonable and legal efforts to reduce tax withholding on payments made to Seller under this Agreement. Despite such efforts, if tax withholdings under the laws of any country are required with respect to payments to Seller, Purchaser may withhold the required amount and pay it to the appropriate Governmental Authority. In such a case, Purchaser shall promptly provide Seller with receipts to allow Seller to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits.

(g) Blocked Payments. In the event that, by reason of applicable laws or regulations in any country, it becomes impossible or illegal for Purchaser or its Affiliates or its or its Affiliates’ sublicensees to transfer, or have transferred on its behalf, royalties or other payments to Seller, such royalties or other payments shall be deposited in local currency in the relevant country to the credit of Seller in a recognized banking institution designated by Seller or, if none is designated by Seller within a period of thirty (30) days, in a recognized banking institution selected by Purchaser or its Affiliates or sublicensees, as the case may be, and identified in a notice in writing given to Seller.

Article VII

Representations and Warranties of Seller

Except as specifically set forth on Schedule VII (the “Seller Disclosure Schedule”) attached hereto (the parts of which are numbered to correspond to the individual section numbers of this Article VII), Seller represents and warrants to Purchaser as follows:

Section 7.1 Authority; Binding Obligation. Seller is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has full right, power and authority to execute and deliver this Agreement, the Ancillary Agreements, the Side Letter, and the Transition Services Agreement, and to perform its obligations hereunder and thereunder. Except as set forth in Section 7.1 of the Seller Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement, the Side Letter, and the Ancillary Agreements, and the consummation by Seller of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of Seller, including any required vote of stockholders. Each of this Agreement and the Side Letter has been executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms; and each of the Ancillary Agreements, and the Transition Services Agreement, when executed and delivered by Seller, shall constitute a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

Section 7.2 Consents. Except as set forth in Section 7.2 of the Seller Disclosure Schedule, all necessary permits, consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement and the Ancillary Agreements, including for the sale, transfer and assignment of the Assets to Purchaser (“Seller Consents”), have been obtained.

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Section 7.3 Noncontravention. Neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any Legal Requirement;

(b) conflict with any provision of the articles or certificate of incorporation or by-laws of Seller; or

(c) except as set forth in Section 7.3(c) of the Seller Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require notice, consent or waiver under any Assumed Contract.

Section 7.4 Intellectual Property.

(a) Schedule 1.3 lists all Patent Rights that are owned by Seller and describe or claim Tissue Factor Antagonists. There are no Patent Rights of which Seller is aware that describe or claim Tissue Factor Antagonists, which Patent Rights are not owned by Seller but are Controlled by Seller.

(b) Each item of Assigned Patent Rights and Nonexclusively Licensed Patent Rights (i) has been duly filed and is in full force and effect and (ii) has not been abandoned or passed into the public domain. Except as set forth in Section 7.4(b) of the Seller Disclosure Schedule, each item of Assigned Patent Rights is free and clear of any Encumbrances.

(c) The Assigned Patent Rights and Nonexclusively Licensed Patent Rights constitute all of the Patent Rights owned by Seller that are used in, intended for use in or necessary to conduct the Program as it is currently conducted.

(d) [THIS SECTION INTENTIONALLY LEFT BLANK]

(e) Each item of Assigned Patent Rights was created solely by employees of Seller acting within the scope of their employment, all of which employees have validly and irrevocably assigned all of their rights to Seller, or was acquired by way of transfer or assignment to Seller from a Third Party. Except as set forth in Section 7.4(e) of the Seller Disclosure Schedule, no Third Party owns or has any rights to any Assigned Patent Rights.

(f) In each case in which Seller has acquired by way of transfer or assignment any Assigned Patent Rights from any Person, Seller has obtained an enforceable assignment sufficient to irrevocably transfer all rights in such Assigned Patent Rights (including the right to seek past and future damages with respect thereto) to Seller. Except as set forth in Section 7.4(f) of the Seller Disclosure Schedule, no Person has ownership rights or license rights to improvements made by Seller in any Assigned Patent Rights. Except as described in Section 7.4(f) of the Seller Disclosure Schedule, Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Assigned Patent Rights to any Person.

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(g) Seller has, to its knowledge, taken all reasonably necessary action to maintain (i) and, to its knowledge and in its reasonable judgment, taken all reasonable necessary action to protect, the Assigned Patent Rights and Nonexclusively Licensed Patent Rights, and (ii) and protect the secrecy and confidential nature of Confidential Information related to the Seller Tissue Factor Antagonists, the Seller Tissue Factor Antagonist Know-How and the Licensed Tissue Factor Antagonist Know-How, which Confidential Information belongs to Seller or belongs to Third Parties and with respect to which Seller owes a duty of confidentiality; in each event, except where failure to take such action, individually or in the aggregate with other items, would not be reasonably expected to have a Material Adverse Effect. Seller has and enforces a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and assignment agreements, and all current and former employees and consultants of Seller, and all other individuals and entities that have had authorized access to any such Confidential Information, have executed documents that expressly obligate confidentiality and non-use. A copy of the forms of confidentiality, assignment and non-competition agreement which Seller has entered into with its employees, consultants and contractors is attached as Schedule 7.4(g). To the knowledge of Seller, there has been no violation or unauthorized disclosure or use of any such Confidential Information.

(h) Except as set forth in Section 7.4(h) of the Seller Disclosure Schedule, Seller has the full right and power to grant the license set forth in Section 3.1 and Purchaser shall have no Liability to any Third Party specifically on account of the license under the Nonexclusively Licensed Patent Rights.

(i) [THIS SECTION INTENTIONALLY LEFT BLANK]

(j) [THIS SECTION INTENTIONALLY LEFT BLANK]

(k) To the knowledge of Seller, no Asset is or has been subject to any Proceeding or any outstanding decree, order, judgment, office action or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use or enforceability of such Asset (except to the extent that a pending patent application is subject to a review by the competent authorities in connection therewith). There are no interference action Proceedings pending, or any written communication that threatens an interference action, or other Proceeding (not including any office action or responses thereto or any Proceedings involving the FDA in the ordinary course), before any patent and trademark office or any Government Authority in any jurisdiction in regard to any Assigned Patent Rights or, to the knowledge of Seller, any Seller Tissue Factor Antagonist Know-How or Licensed Tissue Factor Antagonist Know-How.

(l) [THIS SECTION INTENTIONALLY LEFT BLANK]

(m) Except as set forth in Section 7.4(m) of the Seller Disclosure Schedule, neither this Agreement nor the Transaction, including any assignment to Purchaser under this Agreement, by operation of law or otherwise, will result in (i) Purchaser granting to any Third

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Party any right to, or with respect to, any Assets, which are owned by, or licensed to, Purchaser; (ii) Purchaser being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Program; or (iii) Purchaser being obligated to pay any royalties or other amounts to any Third Party.

(n) Except as set forth in Section 7.4(n) of the Seller Disclosure Schedule, Seller is the true and lawful owner, and has good title to, all of the Assets, free and clear of all Encumbrances, and has the right to assign, transfer and convey the Assets to Purchaser in accordance with the terms of this Agreement.

(o) Seller does not own any trademarks, trade dress, or copyrights, or any applications for any of the foregoing, in each event that are related to the Tissue Factor Antagonists.

(p) The Seller Tissue Factor Antagonists constitute all Tissue Factor Antagonists which are used or are held for use by or for Seller as of the Effective Date or thereafter (but prior to or on the Closing Date).

(q) The Seller Tissue Factor Antagonist Know-How, the Licensed Tissue Factor Antagonist Know-How and Tissue Factor Antagonist Know-How licensed by Seller pursuant to the Contracts, constitute, collectively, all Tissue Factor Antagonist Know-How which is used or is held for use by or for Seller as of the Effective Date or thereafter (but prior to or on the Closing Date) for the design, research, development, manufacture, operation, clinical testing, commercialization, sale and/or other use of any Tissue Factor Antagonist (excluding any Tissue Factor Antagonist Know-How licensed to Seller in connection with reagents purchased in the ordinary course of business by Seller for use in connection with the Program or under any other generally-available software contracts).

(r) To the knowledge of Seller, Seller has not received any notice under any Contract which constitutes a research or other collaborative agreement that the other party to such Contract has developed an invention under such Contract for which Seller would have ownership or license rights under such Contract.

Section 7.5 Regulatory Authority Interactions.

(a) All Regulatory Applications or Regulatory Approvals or permits that are owned, filed or applied for by Seller and which are necessary and material for Seller’s activities to date relating to the research, development, manufacture, commercialization and/or other use of Tissue Factor Antagonists are set forth on Schedule 7.5. There are no audit reports, warning letters, or notices of adverse findings, from Regulatory Authorities or other Third Parties relating to any Regulatory Application or Regulatory Approval with respect to any Tissue Factor Antagonist. Seller has made available to Purchaser true and correct copies of all written communications by or on behalf of or at the request of Seller with the FDA and all other Regulatory Authorities with respect to any Tissue Factor Antagonist, as well as copies of any notes relative to oral discussions. To Seller’s knowledge, no Third Party that conducted preclinical or clinical studies on Seller’s behalf has made, without Seller’s permission or request, any filings with the FDA or any other Regulatory Authority with respect to any Tissue Factor Antagonist.

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(b) To Seller’s knowledge, neither Seller nor any Third Party manufacturer of clinical supplies of Tissue Factor Antagonist has received notice of, or is subject to, any adverse inspection, finding of deficiency or non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action by a Regulatory Authority or other Governmental Authority, in each case relating to any Tissue Factor Antagonist.

(c) To Seller’s knowledge, no clinical investigator acting for Seller with respect to the Program has been or is now, or is threatened to become, the subject of any disbarment or disqualification proceedings by any Regulatory Authority.

Section 7.6 Compliance with Laws. Seller is and at all times has been in compliance in all material respects with all Legal Requirements related to the research, development, and/or manufacture of any Tissue Factor Antagonists by or for Seller. Without limiting the foregoing, all investigative trials and manufacturing activities with respect to any Tissue Factor Antagonists have been performed by or, to Seller’s knowledge, for, Seller in accordance with Good Practices.

Section 7.7 Assumed Contracts.

(a) Schedule 7.7(a) sets forth an accurate and complete list of all Contracts.

(b) Seller has delivered to Purchaser true and correct copies of all Contracts, including all amendments, supplements, modifications and waivers thereof (except for those Contracts marked with an asterisk (*) in Schedule 7.7(a)).

(c) Each Assumed Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by general principles of equity.

(d) Seller is not in default, and no Person has notified Seller that it is in default, under any Assumed Contract. To the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that would reasonably be expected (with or without notice or lapse of time) to (i) result in a violation or breach of any of the provisions of any Assumed Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Assumed Contract, or (iii) give any Person the right to accelerate the maturity or performance of any Assumed Contract or to cancel, terminate or modify any Assumed Contract, except as set forth in Section 7.7(d) of the Seller Disclosure Schedule. Seller has not waived any of its rights under any Assumed Contract.

(e) To Seller’s knowledge, each Person against which Seller has or may acquire any rights under any Assumed Contract is (i) solvent and (ii) able to satisfy such Person’s material obligations and liabilities to Seller.

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(f) The performance of the Assumed Contracts will not result in any violation of or failure by Seller to comply with Legal Requirements.

Section 7.8 Exports and Customs. To Seller’s knowledge, Seller’s transfer, conveyance or assignment of any Assets hereunder is not restricted by government regulations relating to exports or customs that would otherwise prevent or materially limit the licenses and transfers granted and made hereunder. Seller is in compliance with applicable export and customs statutes, rules and regulations of the United States and any other applicable Governmental Authority relating to the Assets.

Section 7.9 Brokers. Seller has not agreed or become obligated to pay, or taken any action that might result in any Third Party claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with entering into this Agreement or consummating the Transaction.

Section 7.10 Purchase Entirely for Own Account. Except for the contemplated distribution of the Shares to be received in the Transaction to the Shareholders (the “Seller Distribution”), Seller is acquiring the Shares to be received in the Transaction for investment for Seller’s own account, not as a nominee or agent and not with a view to the resale or distribution of any part thereof.

Section 7.11 Disclosure of Information. Seller has received all the information from Purchaser which it considers necessary or appropriate for deciding whether to obtain the Shares as consideration in this Transaction. Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the Shares and the business, properties, prospects and financial condition of Purchaser. To the knowledge of Seller, in connection with the Seller Distribution, Seller has provided to all of the Shareholders all of the information required to be provided under any Legal Requirement.

Section 7.12 Investment Experience. Seller acknowledges that Seller is able to fend for itself, can bear the economic risk of owning the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of owning the Shares. Seller acknowledges and has informed each Shareholder that ownership of the Shares involves a high degree of risk and that Seller and each Shareholder must be able, without materially impairing its financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of its investment.

Section 7.13 Accredited Investors. Seller and each of the Shareholders that are receiving Shares is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

Section 7.14 Restricted Securities. Seller understands and has informed each Shareholder that the Shares are characterized as “restricted securities” under the federal securities laws in that they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such Shares may not be resold without registration under the Securities Act except in certain limited circumstances. In this connection, Seller is familiar with Rule 144 promulgated under the Securities Act, as

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presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. SELLER UNDERSTANDS AND ACKNOWLEDGES HEREIN AND HAS INFORMED EACH SHAREHOLDER THAT IS RECEIVING SHARES (AS DEFINED) THAT AN INVESTMENT IN THE SHARES INVOLVES AN EXTREMELY HIGH DEGREE OF RISK AND MAY RESULT IN A COMPLETE LOSS OF ITS INVESTMENT. Seller understands and has informed each Shareholder that, except as set forth in the Stockholder and Registration Rights Agreement, the Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Seller will not be able to resell or otherwise transfer the Shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available. Seller has informed each Shareholder that such Shareholder will have no immediate liquidity in connection with this investment.

Section 7.15 Further Limitations on Disposition. Without in any way limiting the representations set forth above, Seller further agrees not to make any distribution or disposition of all or any portion of the Shares to the Shareholders or otherwise unless and until the transferee has agreed in writing for the benefit of Purchaser to be bound by Section 7.14, and:

(a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) Seller shall have notified Purchaser of the proposed distribution or other disposition and shall have furnished Purchaser with an opinion of counsel reasonably satisfactory to Purchaser that such distribution or other disposition will not require registration under the Securities Act.

Section 7.16 Legends. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

(a) “THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

(b) Any legend required by the Bylaws of the Purchaser or applicable state securities laws.

Section 7.17 Reliance by Purchaser. Seller understands that the representations, warranties, covenants and acknowledgments set forth in this Article VII constitute a material inducement to Purchaser to enter into this Agreement.

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Section 7.18 No Reliance on Others. Seller acknowledges that it is not relying upon any person, firm or corporation, other than Seller and its officers and directors, in making its decision to enter into this Agreement, including the investment in Purchaser’s Common Stock.

Section 7.19 Solvency. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller will continue to be able after the Closing of the Transaction to meet its debts as they mature and will not become insolvent as a result of the Transaction or the Seller Distribution.

Section 7.20 Absence of Certain Changes or Events. Except as set forth in Section 7.20 of the Seller Disclosure Schedule, or except as expressly contemplated by this Agreement, since December 22, 2004 Seller has not suffered a Material Adverse Effect with respect to the Program and has conducted the Program in the ordinary course and Seller has not, with respect to the Program: (a) sold, assigned, gifted, leased, subleased, granted any licenses to, or waived any material rights with respect to, any properties or assets necessary for the conduct of or used in the Program, other than in the ordinary course of business; (b) entered into, terminated or amended any Assumed Contract, other than in the ordinary course of business; (c) agreed, whether in writing or otherwise, to do any of the foregoing, except in the ordinary course of business or as expressly contemplated by this Agreement.

Article VIII

Representations and Warranties of Altor

Altor represents and warrants to Purchaser that each of the following statements are true and accurate as of date hereof and as of the Closing Date:

Section 8.1 Authority; Binding Obligation. Altor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has full right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Altor of this Agreement, and the performance by Altor of its obligations hereunder, have been duly and validly authorized by all necessary corporate action on the part Altor. This Agreement has been executed and delivered by Altor and constitutes a legal, valid and binding obligation of Altor enforceable against Altor in accordance with its terms.

Section 8.2 Noncontravention. Neither the execution and delivery by Altor of this Agreement nor the performance by Altor of its obligations hereunder, will:

(a) conflict with or violate any Legal Requirement;

(b) conflict with any provision of the articles or certificate of incorporation or by-laws of Altor; or

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under any material contract or instrument to which Altor is a party or by which Altor is bound.

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Article IX

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller and Altor that each of the following statements are true and accurate as of date hereof and as of the Closing Date:

Section 9.1 Authority; Binding Obligation. Purchaser is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has full right, power and authority to execute and deliver this Agreement, the Side Letter, the Ancillary Agreements, and the Transition Services Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement, the Side Letter, and the Ancillary Agreements, and the consummation by Purchaser of the Transaction, have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Each of this Agreement and the Side Letter has been executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms; and each of the Ancillary Agreements, and the Transition Services Agreement, when executed and delivered by Purchaser, shall constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

Section 9.2 Consents. All necessary permits, consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by Purchaser in connection with its execution, delivery and performance of this Agreement and the Ancillary Agreements (“Purchaser Consents”) have been obtained.

Section 9.3 Noncontravention. Neither the execution and delivery by Purchaser of this Agreement or the Ancillary Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any Legal Requirement;

(b) conflict with any provision of the articles or certificate of incorporation or by-laws of Purchaser; or

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which Purchaser is a party or by which Purchaser is bound.

Section 9.4 SEC Filings; Financial Statements.

(a) Purchaser has filed all periodic reports required to be filed with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2004 and thereafter (collectively, the “SEC Reports”), each of which, as amended, complied as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as in effect on the date so filed.

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(b) The consolidated financial statements of Purchaser (including any related notes thereto) included in the SEC Reports (the “SEC Financial Statements”), fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders’ equity and cash flows for the respective periods set forth therein, in each case in accordance with GAAP applied on a basis consistent with prior periods (except, in the case of unaudited consolidated statements, (i) as permitted by Form 10-Q of the SEC, (ii) as may be indicated in footnotes thereto or in the SEC Reports, (iii) as may be subject to normal and recurring year-end adjustments, or (iv) the absence of notes that, if presented, would not differ materially from the notes included in the immediately preceding year-end financial statements).

Section 9.5 Brokers. Purchaser has not agreed or become obligated to pay, or taken any action that might result in any Third Party claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with entering into this Agreement or consummating the Transaction.

Section 9.6 Capitalization. As of March 2, 2005, the authorized capital stock of the Purchaser consists of 120,000,000 shares of Common Stock, of which 44,000,398 shares are issued and outstanding and 10,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding. As of the date hereof and other than as described in the financial statements and the notes thereto included in the Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC, or except as may be issued in accordance with the Purchaser’s stock option plans, there are no outstanding warrants, options or other rights to purchase or acquire any of the authorized capital of the Purchaser. The Shares to be issued as contemplated by this Agreement will, upon such issuance, be duly authorized, validly issued, fully paid and non-assessable and not subject to any Encumbrances or preemptive rights.

Article X

Disclaimer of Warranties

Section 10.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT OR THE SIDE LETTER, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT OT THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT AND ANY WARRANTY ARISING OUT OF PRIOR COURSE OF DEALING AND USAGE OF TRADE.

Article XI

Certain Additional Covenants

Section 11.1 Cooperation. After the Closing, upon the request of Purchaser and at Purchaser’s expense, Seller shall (i) execute and deliver any and all further materials, documents and instruments of conveyance and assignment as may reasonably be requested by Purchaser to effect, record or verify the transfer to, and vesting in, Purchaser of Seller’s right, title and interest

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in and to the Assets, free and clear of all liens, pledges, hypothecations, charges and other security interests, in accordance with the terms of this Agreement and (ii) cooperate with Purchaser to enforce the terms of any Assumed Contracts and Confidentiality Agreements, including terms relating to confidentiality and intellectual property rights. After the Closing, Seller shall promptly deliver to Purchaser (i) any mail, packages and other communications addressed to Seller and relating to the Program or the Assets, (ii) any cash or other property that Seller receives that is payable to Purchaser as set forth in Section 2.1(i), and (iii) any cash or other property that Seller receives pursuant to the BioCryst Agreement for any Materials (as defined in the BioCryst Agreement) supplied by Seller to BioCryst under such BioCryst Agreement solely in the event, and only to the extent, such Materials are used by BioCryst to research and develop Tissue Factor Antagonist; in each case, provided that Seller shall have no obligation to actively collect any such cash or property. After the Closing, Seller shall cooperate with Purchaser, upon the request of Purchaser and at Purchaser’s expense, to provide Purchaser with the benefits owed to Seller under the Confidentiality Agreements.

Section 11.2 Non-Disclosure. Following the Closing Date, all Assets shall be deemed, for purposes of this Section 11.2 and Section 11.3, below, to be Confidential Information of Purchaser, and Seller shall be deemed the receiving party with respect thereto, provided that an Asset will not be deemed to be Confidential Information if such Asset (i) is lawfully disclosed to Seller after the Closing Date by another source rightfully in possession of, and with the right to disclose, such Asset (provided that such source did not have a confidentiality obligation to Seller on or prior to the Closing Date with respect to such Confidential Information); or (ii) becomes published or generally known to the public (including information known to the public through the sale of any Tissue Factor Antagonist in the ordinary course of business) through no fault or omission on the part of Seller or its Affiliates. After the Closing Date, and except to the extent necessary to perform the transitional services for Purchaser pursuant to the Transition Services Agreement and as permitted under Section 3.4(b), neither Seller nor Altor nor any of their successors and assigns shall (a) retain any document, databases or other media embodying any Confidential Information which constitutes a part of the Assets or use, publish or disclose to any Third Party any such Confidential Information (provided that notwithstanding the foregoing, Seller and Altor shall be entitled to retain one (1) copy of the foregoing Confidential Information for administrative and legal purposes), nor (b) use, publish or disclose any Confidential Information concerning Purchaser or its Affiliates. In the event of any termination of this Agreement, (i) each Party shall treat as confidential and shall not disclose or use, directly or indirectly, or permit others under its control to disclose or to use, any Confidential Information concerning the other Party or its business or products, which Confidential Information was obtained pursuant to or in connection with the negotiation of this Agreement, unless such information is or becomes a matter of public knowledge through no fault of the receiving Party or can be shown to have been in its possession prior to disclosure by the disclosing Party and (ii) the receiving Party shall promptly return to the disclosing Party, upon written request, all written information and documents received from the disclosing Party, its affiliates, accountants or counsel, including all copies thereof. The Parties acknowledge that, in the event of breach or threatened breach of the covenants in this Section 11.2, the damage or imminent damage to the value and the goodwill of the disclosing Party, particularly of the Purchaser and the Program, will be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the Parties agree, in addition to any other remedies available, injunctive relief may be granted for any such breach. The provisions of this Section 11.2 shall survive any termination of this Agreement.

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Section 11.3 Confidential Information. “Confidential Information” shall mean all confidential and/or proprietary information of a Party, including without limitation Know-How and information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants. Information shall not be deemed Confidential Information hereunder if it (i) was known by the receiving Party prior to its date of disclosure by the disclosing Party (provided that, with respect to the Assets, the “date of disclosure” by Purchaser shall be deemed to be the date the Confidential Information was first identified or created by Seller); (ii) either before or after the date of the disclosure by the disclosing Party is lawfully disclosed to the receiving Party by other sources rightfully in possession of, and with the right to disclose, the Confidential Information; (iii) either before or after the date of the disclosure by the disclosing Party, becomes published or generally known to the public (including information known to the public through the sale of any Tissue Factor Antagonist in the ordinary course of business) through no fault or omission on the part of the receiving Party; or (iv) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

Section 11.4 Non-Compete Agreement.

(a) After the Closing Date, and except as provided pursuant to Section 3.3 hereof or to the extent necessary to perform the transitional services for Purchaser pursuant to the Transition Services Agreement, Seller and Altor agree, for a period of seven (7) years following the Closing Date, that neither they nor their Affiliates (collectively, the “Restricted Parties”) shall directly or indirectly engage in the research, development, manufacture, or commercialization of any Tissue Factor Antagonist (the “Competitive Activity”); provided, however, that it shall not be a violation of this Section 11.4(a) for a Restricted Party to (i) own any debt securities or other debt obligations (other than convertible debt) of any Person, (ii) invest in securities representing less than five percent (5%) of the outstanding capital stock of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, or (iii) be employed by or be an officer of any Person that is not significantly engaged in a Competitive Activity (provided that the Restricted Party does not participate in the Competitive Activity). For purposes of this Section 11.4, “significantly engaged in a Competitive Activity” shall mean that at least 10% of the consolidated net revenue derived during the last complete fiscal year of the Person is derived from a Competitive Activity.

(b) The Parties hereto agree that the covenants set forth in this Section 11.4 shall be enforced to the fullest extent permissible under applicable Legal Requirements. If all or any part of this Section 11.4 is held invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Seller agrees that in the event of a breach or threatened breach by it or any of the Restricted Parties of the provisions of this Section 11.4, money damages would

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not be an adequate remedy and that Purchaser shall be entitled to seek temporary, preliminary or permanent injunctive relief without the necessity of posting a bond. If any part of this Section 11.4 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Legal Requirements.

Section 11.5 Covenants of Seller Prior to Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, except as otherwise consented to or approved by Purchaser in writing, Seller covenants and agrees that:

(a) Seller shall provide Purchaser and its representatives full access to all Assets, including without limitation the records relating to the ongoing clinical study of cH36 for Acute Lung Injury (“ALI Study”); shall use commercially reasonable efforts to maintain good relationships with licensors, suppliers, employees, clinical sites and others having business dealings with Seller, and shall make appropriate introductions at Seller’s various clinical sites so as to facilitate a swift and orderly transition of the ALI Study to Purchaser as soon as practicable following the Closing Date;

(b) Seller shall not transfer, assign, dispose of or otherwise create any liens, pledges, hypothecations, charges or other security interests on any Assets;

(c) Seller shall cause the Assets to be maintained, preserved and operated in the ordinary course of business in accordance with past practices, maintain insurance now in force with respect to the Assets and such activities, and pay or cause to be paid all costs and expenses with respect thereto;

(d) Seller shall continue to conduct the Program, including without limitation the ALI Study, in the ordinary course of business;

(e) Seller shall perform its obligations under the Assumed Contracts and shall not enter into any new Contract, or amend any Assumed Contract, related to Tissue Factor Antagonists or the other Assets without prior written consent of Purchaser; and

(f) Seller shall maintain and, in its reasonable judgment, protect all of the Assigned Patent Rights.

Section 11.6 Existence of Seller. Seller agrees to maintain its corporate existence and agrees not to take any action to approve or effect a dissolution before the later of the Release Date or the resolution of any Purchaser Claims under the Escrow Agreement.

Section 11.7 Transfer of IND to Purchaser. On the Closing Date, Seller shall deliver to the FDA a notice of Investigational New Drug application transfer, and to Health Canada, a comparable notice, each in the forms set forth on Schedule 11.7 hereof, with respect to the clinical trials identified on such Schedule, and Seller shall otherwise use commercially reasonable efforts, at Purchaser’s expense, to assist Purchaser in effecting the transfer to Purchaser of any Investigational New Drug applications that are part of the Assets (or to otherwise apply for appropriate Investigational New Drug application(s) in its own name in order

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to operate or assume the Assets), including by obtaining any approval, consent, order, registration, license or other authorization from any applicable Regulatory Authorities necessary to effect such transfer. From and after receipt by the FDA of such notice, Purchaser shall assume responsibility as sponsor for such clinical trials.

Section 11.8 Enforcement of Confidentiality Agreements. Following the Closing Date, Seller will take reasonable measures to enforce for the benefit of Purchaser the Confidentiality Agreements, as well as Contracts that do not constitute Assumed Contracts and that have been fully performed other than surviving confidentiality obligations, at Purchaser’s request and Purchaser’s sole expense.

Section 11.9 Dow Reports. Seller agrees to provide to Purchaser, to the extent it is entitled to do so, a copy of each report delivered to or received from The Dow Chemical Company pursuant to the Dow Agreement reflecting the results of the collaboration contemplated by the Dow Agreement. Purchaser hereby acknowledges and agrees that Purchaser shall not be entitled to any payments payable to Seller under the Dow Agreement.

Section 11.10 Altor Transfer. Contemporaneously with the consummation of the Altor Transfer, Seller shall assign to Altor, and Altor shall assume, all or, as appropriate, part of Seller’s rights and obligations under each of Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, and 11.9 of this Agreement and under the Transition Services Agreement.

Section 11.11 Nonassignable Contract. Nothing in this Agreement, nor the consummation of the transactions contemplated hereby, shall be construed as an attempt or agreement to assign or transfer any Assumed Contract to Purchaser which by its terms is nonassignable without the consent of a Third Party (a “Nonassignable Contract”), unless and until such consent shall have been obtained. From and after the Closing Date, Seller shall use commercially reasonable efforts and shall cooperate with Purchaser to the extent reasonably requested by Purchaser to obtain any such consents, and, to the extent that such consents are not so obtained, use commercially reasonable efforts to provide Purchaser with the benefits of such Nonassignable Contracts under reasonable and lawful arrangements, as well as, to the extent necessary and to the extent related to the Program, the benefits of the Alabama Agreement. Notwithstanding anything to the contrary contained in this Agreement, to the extent that such consents are not obtained, or the benefits of such Nonassignable Contracts are not provided to Purchaser, Purchaser shall have no obligations with respect thereto.

Section 11.12 No Diligence Obligation. Seller expressly acknowledges that, following the Closing, Purchaser shall have no obligation to develop or commercialize any Product. Even if Purchaser determines to develop one or more Products, it shall have no obligation to develop or continue developing any such Product for one or more Indications. Purchaser shall have no obligation to deliver any reports to Seller regarding Purchaser’s development or commercialization efforts, or lack thereof, with respect to any Product.

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Article XII

Conditions to Closing

Section 12.1 Conditions to Purchaser’s Obligation to Close. The obligations of Purchaser to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Seller contained in this Agreement shall be true and correct when made and true and correct in all material respects (except to the extent such representation is qualified by materiality in which case it shall be true and correct in all respects) as of the Closing Date, as if made on and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (ii) Seller shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Seller as of the Closing Date (except for covenants and obligations qualified by materiality, which shall have been performed in all respects in accordance with this Agreement), and, in the case of clauses (i) and (ii) above, Purchaser shall have received a certificate of the President of the Seller to such effect;

(b) Condition of Program and Assets. The Program and the Assets shall not have been adversely affected in any material way by any act of God, fire, flood, accident, war, labor disturbance, legal requirement (proposed or enacted), or other event or occurrence, whether or not covered by insurance;

(c) Deliveries. Seller shall have delivered to Purchaser all of the documents and agreements set forth in Section 5.2;

(d) Consents. Subject to Section 2.1(f), above, Seller shall have delivered to Purchaser all Seller Consents other than those which have been waived by Purchaser;

(e) Encumbrances. All liens, pledges, hypothecations, charges and other security interests, if any, with respect to the Assets shall be discharged;

(f) Shareholder Approval. To the extent required under applicable Legal Requirements or the certificate of incorporation, bylaws or other organizational documents of Seller, this Agreement and the consummation of the Transaction shall have been approved and adopted by the requisite vote of the shareholders of Seller; and

(g) No Legal Impediments. Since the date of this Agreement, there shall not have been commenced or threatened any Proceeding seeking damages or other relief in connection with the Transaction or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, interfering with the Transaction.

Section 12.2 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Transaction shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in writing:

(a) Representations, Warranties and Covenants. (i) Each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct when made and true and correct in all material respects (except to the extent such representation is qualified

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by materiality in which case it shall be true and correct in all respects) as of the Closing Date, as if made on and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (ii) Purchaser shall have performed, in all material respects, all covenants and obligations in this Agreement required to be performed by Purchaser as of the Closing Date (except for covenants and obligations qualified by materiality, which shall have been performed in all respects in accordance with this Agreement), and, in the case of clauses (i) and (ii) above, Seller shall have received a certificate of the President of the Purchaser to such effect;

(b) Wire Transfer. Purchaser shall have wire transferred the Cash Purchase Price in accordance with Section 6.1.

(c) Deliveries. Purchaser shall have delivered to Seller all of the documents and agreements set forth in Section 5.3;

(d) No Legal Impediments. Since the date of this Agreement, there shall not have been commenced or threatened any Proceeding seeking damages or other relief in connection with the Transaction or that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, interfering with the Transaction; and

(e) Consents. Purchaser shall have delivered to Seller all Purchaser Consents.

Article XIII

Termination

Section 13.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) By mutual consent of the Parties in a written instrument.

(b) By either Purchaser or Seller (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other Party of any representation, warranty or agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice of such breach by the terminating Party to the Party in breach;

(c) At the election of Purchaser or Seller, if the Closing shall not have occurred on or before April 15, 2005 (the “Termination Date”), or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no Party may terminate this Agreement pursuant to this Section 13.1(c) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its obligations under this Agreement.

Section 13.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Transaction as provided in Section 13.1, this Agreement shall forthwith terminate and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers or directors, except that (i) the provisions of Sections 11.2 and 11.3 shall survive such termination of this Agreement and remain in full force and effect and (ii) notwithstanding anything to the contrary contained in this Agreement, each Party shall remain

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liable (in an action at law or otherwise) for any liabilities or damages arising out of material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Article XIV

Indemnification

Section 14.1 Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates and its and its Affiliates’ directors, officers, employees, consultants and agents (the “Seller Indemnified Parties”) from and against any losses, costs, damages, fees or expenses (“Losses”) arising out of or related to (a) a breach by Purchaser of any of its representations, warranties or obligations pursuant to this Agreement, the Side Letter or any Ancillary Agreement, (b) except to the extent Seller has an obligation to indemnify Purchaser as set forth in Section 14.2(a) below (or Seller would have had an obligation to indemnify Purchaser as set forth in Section 14.2(a) below but for Section 14.6), relating to the infringement by Purchaser, its Affiliates or its sublicensees, or licensees of any Third Party intellectual property rights in the course of Purchaser’s research, development, manufacture, commercialization and/or other use of any Assets after the Closing Date, (c) personal injury, death, product liability, unfair competition, antitrust violation, false advertising, misrepresentation, or property damage arising out of the research, development, manufacture, commercialization and/or other use of any Assets by Purchaser, its Affiliates, subcontractors or sublicensees, or (d) any Liabilities accruing or arising under the Assumed Contracts after the Closing Date.

Section 14.2 Seller. Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates, and its or its Affiliates’ directors, officers, employees, consultants and agents (the “Purchaser Indemnified Parties”), from and against any Losses arising out of or related to (a) a breach by Seller or Altor of any of its representations, warranties or obligations pursuant to this Agreement, the Side Letter, or any Ancillary Agreement, (b) any Liabilities accruing or arising under any Assumed Contracts before the Closing Date, (c) any Liabilities relating to any Excluded Assets, including any Contracts that are not Assumed Contracts, or (e) the Seller Distribution.

Section 14.3 Indemnification Claims. The indemnified Party hereunder shall give prompt written notification to the indemnifying Party of the commencement of any Third Party claim brought against such indemnified Party for which indemnification may be sought under Section 14.1 or 14.2, as applicable. The indemnified Party may, in its discretion and at its sole expense, assume control of the defense of such claim and its settlement with counsel reasonably satisfactory to the indemnifying Party; provided, however, that the indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any claim without the prior written consent of the indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The indemnified Party shall cooperate with the indemnifying Party and may, at its own option and expense, participate in such defense.

Section 14.4 Remedies. Any indemnification obligations of the Seller under Section 14.2 shall be, subject to Section 14.5, below, satisfied by the delivery of Shares to Purchaser or the disbursement of Holdback Shares to Purchaser as provided in the Escrow Agreement. The number of Shares or Holdback Shares to be delivered or disbursed to Purchaser

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shall be as calculated under the Escrow Agreement. The payment of such indemnification obligations in Shares shall be delivered to Purchaser, and the payment of indemnification obligations in Holdback Shares shall be disbursed in accordance with the Escrow Agreement.

Section 14.5 Limitation of Liability.

(a) Prior to the Seller Distribution, the Seller shall have no liability to Purchaser or any other Purchaser Indemnified Party with respect to Losses described in Section 14.2 other than the Shares and the Cash Purchase Price.

(b) After the Seller Distribution, the Seller shall have no liability to Purchaser or any other Purchaser Indemnified Party with respect to Losses described in Section 14.2 other than the Holdback Shares.

(c) Notwithstanding anything herein to the contrary, neither Seller nor Purchaser shall be obligated to indemnify any party under this Article XIV, unless the aggregate of all Losses of the Purchaser Indemnified Parties or the Seller Indemnified Parties, as the case may be, exceed Fifty Thousand Dollars ($50,000) (the “Indemnity Basket”), in which case the amount of Losses the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, shall be entitled to recover, subject to Section 14.4, above, and paragraphs (a) and (b), above, of this Section 14.5, shall be all such Losses, including the amount of the Indemnity Basket.

Section 14.6 Survival and Time Limitation. The representations, warranties, covenants, and agreements made herein and in the Side Letter shall survive the Closing, but such representations and warranties of the Parties shall terminate as of the Release Date. After Closing, any assertion by a Party that another Party is liable for indemnification under the terms of this Agreement or the transactions contemplated in this Agreement must be made in writing and must be given to the other Party on or prior to the Release Date (or not at all).

Section 14.7 Releases, Disclaimers, and Limitations on Liability. ALL INDEMNITIES IN THIS ARTICLE XIV SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF SELLER, THE SELLER INDEMNIFIED PARTIES, PURCHASER OR THE PURCHASER INDEMNIFIED PARTIES.

Article XV

Miscellaneous Provisions

Section 15.1 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of Delaware, without reference to conflicts of law principles.

Section 15.2 Assignment. Neither Party may assign this Agreement, in whole or in part, without the other Parties’ prior written consent, except that Purchaser may assign its rights hereunder (a) to an Affiliate or (b) in connection with a merger, acquisition or sale of all or substantially all of the business to which the subject matter of this Agreement pertains, and Seller may assign its rights and/or obligations to Altor as provided in Section 11.10. This Agreement shall bind and inure to the benefit of each Party’s permitted successor and assigns.

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Section 15.3 Entire Agreement; Amendments. This Agreement (including all Exhibits and Schedules hereto), the Side Letter, the Ancillary Agreements, and the Transition Services Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral. Any amendment or modification to this Agreement shall be made in writing signed by all the Parties.

Section 15.4 Notices. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, (c) sent by facsimile transmission, or (d) personally delivered, in each case to the Party to which it is directed at its address shown below. The effective date of notice shall be the actual date of receipt by the Party receiving such notice.

If to Seller: Sunol Molecular Corporation 2810 North Commerce Parkway Miramar, FL 33025-3958 Attention: Hing C. Wong, Ph.D. Facsimile No.: (954) 443-8610	With a copy to: Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 Attention: Bruce Mann, Esq. Facsimile No.: (415) 268-7522

If to Altor: Altor Bioscience Corporation 2810 North Commerce Parkway Miramar. Florida 33025-3958 Attention: Hing C. Wong. Ph.D. Facsimile No.: (954) 443-8610	With copy to: Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105-2482 Attention: Bruce Mann, Esq. Facsimile No.: (415) 268-7522

If to Purchaser: Tanox, Inc. 10301 Stella Link Houston, Texas 77025 Attention: President Facsimile No.: (713) 578-5000	With a copy to: Tanox, Inc. 10301 Stella Link Houston, Texas 77025 Attention: General Counsel Facsimile No.: (713) 578-5000

Any Party may change its address by giving notice to the other Party in the manner provided in this Section.

Section 15.5 Further Assurances. Each of the Parties agrees to execute, acknowledge and deliver such further instruments, and to do all such other reasonable acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, including without limitation, and as provided in Sections 11.7, 11.8 and 11.11, above, cooperating with any other party in the other Party’s efforts to obtain required Seller Consents or Purchaser Consents and/or Regulatory Approvals from Regulatory Authorities.

Section 15.6 Force Majeure. No failure or omission by any Party in the performance of any of its obligations under this Agreement, excluding payment obligations, shall be deemed a

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breach of this Agreement by such Party or create any liability of such Party if such failure or omission arises from any cause or causes beyond the control of such Party, including without limitation, the following force majeure events: acts of God; acts of terrorism; acts or omissions of any government; any rules, regulations or orders issued by any Governmental Authority or Regulatory Authority; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion; provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes. The Party claiming force majeure shall notify the other Parties of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event.

Section 15.7 Public Announcements. Except to the extent required by Legal Requirements, none of the Parties shall disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of the other Parties; provided that the Parties may describe the terms of this transaction to the extent consistent with any press release approved by the Parties in writing. Notwithstanding anything to this Agreement to the contrary, and, subject to applicable Legal Requirements, Purchaser, its Affiliates, and its Affiliates’ sublicensees shall not refer publicly to Seller or Altor (including their employees, agents, boards members and officers) by name or in any form of promotion or in connection with the sale of Tissue Factor Antagonists without the prior written consent of such Party.

Section 15.8 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 15.9 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 15.10 No Implied Waivers; Rights Cumulative. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 15.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Seller, Altor and Purchaser hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

CONFIDENTIAL

Section 15.12 Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 15.13 No Third Party Beneficiaries. No Person other than Seller, Purchaser and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

Section 15.14 Sections and Articles Binding Altor. Notwithstanding any other provision of this Agreement, Altor shall only be deemed to be bound to this Agreement with respect to the following Sections and Articles hereof: Sections 11.2, 11.3, 11.4, and 11.10, Articles VIII, IX and XV and, to the extent Seller assigns and Altor assumes rights and obligations pursuant to Section 11.10 above, Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, and/or 11.9 above.

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CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in triplicate by their duly authorized representatives as of the day and year first above written.

SUNOL MOLECULAR CORPORATION

By:	/s/ Hing C. Wong
Name:	Hing C. Wong, Ph.D.
Title:	Chairman and CEO

TANOX, INC.

By:	/s/ Nancy T. Chang
Name:	Nancy T. Chang, Ph.D.
Title:	President and CEO

ALTOR BIOSCIENCE CORPORATION

By:	/s/ Hing C. Wong
Name:	Hing C. Wong, Ph.D.
Title:	President and CEO